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EXHIBIT 21

Subsidiaries of the Registrant

        The Company or one of its wholly-owned subsidiaries beneficially owned the following percent of the outstanding common stock, voting securities and interests of each of the corporations listed below as of December 31, 2004.

Name	State or Other Jurisdiction of Incorporation	Percent Owned
Central Pacific Bank	Hawaii	100.0%
City Bank	Hawaii	100.0%
Datatronix Financial Services, Inc.	Hawaii	100.0%
CPB Capital Trust I	Delaware	100.0%
CPB Capital Trust II	Delaware	100.0%
CPB Statutory Trust III	Connecticut	100.0%
CPB Capital Trust IV	Delaware	100.0%
CPB Statutory Trust V	Delaware	100.0%
CPB Real Estate, Inc.	Hawaii	100.0%
Central Business Club of Honolulu, Inc.	Hawaii	100.0%
Citibank Properties, Inc.	Hawaii	100.0%
CB Technology, Inc.	Hawaii	100.0%
ISL Capital Corporation	California	100.0%
Pacific Assurance Agency, Inc.	California	100.0%
Pacific Access Mortgage, LLC	Hawaii	50.0%

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Subsidiaries of the Registrant